Exhibit 99.1

April 7, 2014

ChyronHego to Acquire Norwegian Weather Graphics Company WeatherOne AS

LAS VEGAS, NV -- (Marketwired) -- 04/07/14 -- Visit ChyronHego at NAB Show 2014, Booth SL1110 -- Today at NAB Show, ChyronHego (NASDAQ: CHYR) announced that the company has reached a definitive agreement to acquire WeatherOne AS, a leading provider of weather forecast solutions for broadcast and digital media. WeatherOne is a privately held company that is headquartered in Oslo, Norway.

Under the agreement, ChyronHego will acquire WeatherOne and its world-renowned Metacast® technology -- a comprehensive solution that includes a high-performance, live-to-air weather graphics and broadcast production system, and a complete weather and climate data managing service.

"We are committed to providing our customers with top-tier solutions that create a complete end-to-end broadcast graphics workflow," said Johan Apel, president and chief executive officer at ChyronHego. "This acquisition will open a new market segment for us while bridging a general gap in news production workflow. WeatherOne is an expert in the weather space and we are confident that this decision will deliver great benefits for customers, employees and shareholders alike."

"Built on years of sophisticated innovation, our industry-defining Metacast solution is installed in TV stations in 40 countries and on 5 continents," said Karl Eggestad, founder and executive director at WeatherOne. "Weather is news, and now broadcasters will be able to leverage the combination of the ChyronHego technologies also within this arena to monetize their audience's interest and the governments' push to keep the public aware and prepared for oncoming weather."

Metacast will be on display during NAB Show at ChyronHego's booth, SL1110. For more information about WeatherOne, please visit http://www.weatherone.tv

About WeatherOne

WeatherOne, formerly a subsidiary of Metaphor, a broadcast industry solutions company providing tailored, cutting edge information technology solutions and graphics services to the television broadcast and convergence media market. WeatherOne has installed systems with hundreds of broadcast clients worldwide. WeatherOne has its headquarters in Oslo, Norway, with additional partner sales and service offices in Kuala Lumpur, Dhaka, Tokyo, Seoul, Sydney, Belgrade, Miami and San Francisco.

About ChyronHego

ChyronHego (NASDAQ: CHYR) is a global leader in broadcast graphics creation, playout and real-time data visualization with a wide range of products and services for live television, news and sports production. Joining forces in 2013 with over 80 years of combined industry expertise, Chyron and Hego Group offer award-winning solutions -- such as the TRACAB™ player tracking system and the end-to-end BlueNet™ graphics workflow -- under the collective ChyronHego brand. Headquartered in Melville, N.Y., the company also has offices in the Czech Republic, Denmark, Finland, Germany, Mexico, Norway, Singapore, Slovak Republic, Sweden, and the United Kingdom. For more information on ChyronHego, visit www.chyronhego.com.

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ChyronHego PR Contact:

Allyson Patanella

Public Relations Manager

Tel: +1 (631) 845-2102

Email: allyson.patanella@chyronhego.com

Source: ChyronHego

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